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                                                                     EXHIBIT 8.1

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February 4, 1998


Premier Bancshares, Inc.
2180 Atlanta Plaza
950 East Paces Ferry Road
Atlanta, Georgia  30326

Lanier Bank & Trust Company
214 Dahlonega Road
Cumming, Georgia  30130

     Re: Registration Statement on Form S-4 (the "Registration Statement") with respect to shares issued pursuant to the Agreement and Plan of Reorganization by and between Premier Bancshares, Inc. ("Premier") and Lanier Bank & Trust Company ("Lanier") dated as of December 16, 1997 (the "Reorganization Agreement")

Ladies and Gentlemen:

     We have acted as counsel to Premier in connection with the registration of 1,702,748 shares of its Common Stock, par value $1.00 per share (the "Common Stock"), issuable pursuant to the Reorganization Agreement, as set forth in the Registration Statement that is being filed on the date hereof by Premier with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"). This opinion is provided pursuant to the requirements of Item 21(a) of Form S-4 and Item 601(b)(8) of Regulation S-K. All capitalized terms not otherwise defined herein shall have the meanings given to them in the Reorganization Agreement.

     In the Merger, Lanier, a Georgia banking corporation, will merge into Premier Bank, a wholly owned subsidiary of Premier, pursuant to Georgia law, and each outstanding share of Lanier Common Stock is to be converted into a number of shares of Premier Common Stock determined under a formula in the Reorganization Agreement. Cash will be paid in lieu of issuance of fractional shares. Lanier shareholders are entitled by state law to dissent from the Merger.

     In giving this opinion we have reviewed, and with your permission we have relied upon the representations and warranties contained in or the facts described in, the Reorganization Agreement, the Registration Statement and certificates, updated until and through the date of Closing, in which officers of Lanier and officers of Premier make certain representations on behalf of Lanier and Premier regarding the Merger (the "Tax Certificates"). We also have